Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.                                                                                                                            Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

Highlights

-	Fiscal year 2010 TCE revenues of $853.3 million declined 10% from 2009, driven by weak spot market rates, particularly in the latter half of the year
-	Fiscal year 2010 Loss was $134.2 million, or $4.55 per diluted share, compared with Earnings of $70.2 million, or $2.61 per diluted share in fiscal year 2009
-	Fourth quarter TCE revenues were $183.2 million, down 10% from $204.1 million in the year ago period, primarily driven by increased spot exposure and lower spot rates for VLCCs
-	Fourth quarter Loss was $55.3 million, or $1.83 per diluted share, compared with a Loss of $23.2 million, or $0.86 per diluted share in the same period a year ago
-
Adjusted for special items, fourth quarter Loss was $59.0 million, or $1.96 per diluted share.  Special items included a gain on vessel sales and the Company’s share of the mark-to-market gain on certain interest rate swaps in its FSO joint venture

-	Liquidity totaled approximately $1.3 billion, including cash and short-term investments of $274 million
-	Overseas Chinook, which is being converted to a shuttle tanker, and Carina (MR) delivered during the quarter
-	Regular quarterly dividend of $0.4375 per share declared on February 2, 2011

New York – February 28, 2011 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the fourth quarter and fiscal year ended December 31, 2010.

For the fiscal year ended December 31, 2010, the Company reported TCE1 revenues of $853.3 million, a 10% decrease from $952.6 million in 2009.  The year-over-year decline in TCE revenues was due to increased spot exposure combined with lower average spot rates earned by most of the Company’s vessel classes, predominantly for the Company’s VLCCs and MRs.  Revenue days decreased slightly year-over-year by 861 days, or 2%.  Net loss attributable to the Company (Loss2) for fiscal year 2010 was $134.2 million, or $4.55 per diluted share, compared with Earnings of $70.2 million, or $2.61 per diluted share, in the prior year. Adjusted for special items, the Loss was $98.4 million, or $3.34 per diluted share, compared with a Loss in 2009 of $23.1 million, or $0.86 per diluted share.  Details on special items are provided later in this press release.

For the quarter ended December 31, 2010, the Company reported TCE revenues of $183.2 million, a 10% decline from $204.1 million in the fourth quarter of 2009.  The decline in TCE revenues was due to increased spot exposure combined with lower average spot rates earned by most of the Company’s vessel classes.  Revenue days increased quarter-over-quarter by 632 days, or 7%, primarily as a result of a net growth in the International Product Carrier fleet centered in the MR class.  The Loss for the quarter ended December 31, 2010 was $55.3 million, or $1.83 per diluted share, compared with Loss of $23.2 million, or $0.86 per diluted share, in the same period in 2009.  Adjusted for special items, the fourth quarter Loss was $59.0 million, or $1.96 per diluted share, compared with a Loss in the fourth quarter of 2009 of $15.9 million, or $0.59 per diluted share.

1   See Appendix 1 for reconciliation of TCE (time charter equivalent) revenues, a non-GAAP measure, to shipping revenues.
2	References to Results, Earnings or Loss refers to Net Income / (Loss) attributable to Overseas Shipholding Group, Inc.

Morten Arntzen, President and CEO, said, "2010 was clearly a disappointing year financially as a result of very depressed rates in all tanker segments in the last two quarters of the year. Nevertheless, we made substantial progress on a number of fronts that will benefit the Company in 2011 and beyond. We made further strides forward in our G&A reduction campaign; we kept ship operating costs in check; we put the two state-of-the-art FSOs we have in joint venture with Euronav to work in Qatar on long-term charters; we equipped our U.S. Flag business unit with the assets, contracts and cost base to return to profitability; and we continued to enhance our already strong commercial platforms."

Arntzen added, "We will continue to focus on internal actions that can enhance our competitive position and improve our margins in 2011.  With critical mass in our three main businesses, Crude, International Products and U.S. Flag, in 2011 we will concentrate on flawless execution of our balanced growth strategy."

Select Quarterly Income Statement Detail

-
The $20.9 million decrease in TCE revenue for the quarter ended December 31, 2010 from the year-earlier quarter is principally due to a decrease of $30.5 million in the International Crude Tankers segment driven primarily by a 55% decline in the average TCE rate realized by the VLCC fleet, with lesser declines in the Suezmax, Aframax and Panamax fleets.  The decline in the average VLCC rate is the result of lower spot market rates and an increase in spot exposure that reflects the expiration of synthetic time charter cover between the comparable periods.  Synthetic time charters represented 2% of revenue days, at $32,397 per day, in the fourth quarter of 2010 compared with 74% and $42,419 per day in the same period a year ago. TCE revenues in the U.S. Flag segment increased $7.1 million, or 12%, primarily as a result of the deliveries of the shuttle tanker Overseas Cascade and two product tankers earlier in 2010, which commenced multi-year time charters at attractive fixed rates that were agreed prior to the Jones Act market downturn.

-
Vessel expenses were $69.5 million, a 6% decrease from $73.8 million in the same period a year ago.  The decline is principally attributable to a reserve taken in the fourth quarter of 2009 for an assessment related to prior years by a multi-employer pension plan that had covered the Company’s British officers  and in which the Company is no longer an active member. Daily vessel expenses for our International Flag fleet for 2010 have been held below 2009 levels;

-
Charter hire expenses were $99.4 million, a 14% increase from $86.8 million in the year-earlier quarter, principally due to the deliveries of three time-chartered MRs and two bareboat-chartered Jones Act product tankers;

-
G&A expenses were $24.0 million in the 2010 quarter, a decrease of $12.4 million from $36.4 million in the fourth quarter of 2009.  The Company has made substantial progress in its G&A expense reduction program in 2010, with a $2.6 million reduction in shoreside compensation and a $1.2 million reduction in legal and consulting costs.  Also contributing to the year-on-year decrease were non-recurring expenses of $7.6 million in the fourth quarter of 2009, which included legal and advisory fees associated with the tender of OSG America L.P. and the Aker settlement in December 2009 and OSG’s share of additional costs associated with the management of the FSO conversion project.  For the full year 2010, G&A expenses were $100.4 million, a 17% reduction from $121.1 million in 2009; and

-
Equity in income of affiliated companies increased significantly in the fourth quarter of 2010 to $9.1 million from a loss in the third quarter of 2010 of $0.2 million and a loss of $5.3 million in the year-earlier quarter.  The two FSO service vessels were fully employed during the fourth quarter on long-term contracts and earned service level bonuses provided in the contracts. In addition, the Company recognized a benefit in the current quarter related to interest rate swaps associated with the FSO Africa as long-term interest rates rose.

Special Items

Special items that affected reported results in the fourth quarter of 2010 reduced the quarterly Loss by an aggregate of $3.7 million, or $0.13 per diluted share, and included:

-	Net gains of $2.1 million, or $0.07 per diluted share, associated with vessel sales and shipyard contract termination cost recoveries; and
-
A net gain of $1.5 million, or $0.05 per diluted share, which increased equity in income of affiliated companies, related to the interest rate swaps on the FSO Africa, net of charges recognized in connection with the reduction in the FSO debt facility discussed below under Segment Information.

For a detailed schedule of these special items in the current quarter and fiscal year and corresponding historical periods, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Financial Metrics

-
Cash and cash equivalents and short-term investments (consisting of time deposits with maturities greater than 90 days) totaled $274 million, down from $525 million as of December 31, 2009.  Uses of cash during the intervening period included payments for vessels under construction and for vessel acquisitions, cash contributed to the FSO Joint Venture in connection with the conversions of the FSO Asia and FSO Africa, and voluntary prepayments of debt;

-
In January 2011, the Company received a $41.1 million tax refund resulting from a November 2009 change in U.S. tax rules that permitted an extended carryback period and accelerated depreciation on vessels placed in service in 2009.

-	Total debt was $1.99 billion, up from $1.85 billion as of December 31, 2009;
-	Liquidity3, including undrawn bank facilities, was approximately $1.3 billion and liquidity-adjusted debt to capital4 was 48.0%, an increase from 40.1% as of December 31, 2009;
-	As of December 31, 2010, vessels constituting 30.5% of the net book value of the Company’s vessels were pledged as collateral;
-
Construction contract commitments were $222 million as of December 31, 2010, including $152 million due in 2011.  All such commitments are fully funded.  The total construction contract commitments at year-end 2010 represents a decrease of $300 million from $522 million as of December 31, 2009; and

-	Principal repayment obligations are $45 million and $54 million in 2011 and 2012, respectively.

Segment Information

Crude Oil

-
On December 1, 2010, the joint venture that owns the FSO Africa entered into an agreement with the lenders to restructure the FSO Africa tranche of the joint venture loan facility reducing the balance available to borrow to $120,000,000, shortening the term of the loan to approximately three years and increasing the margin over LIBOR. The FSO Africa is jointly owned by OSG and Euronav N.V. (Euronext Brussels: EURN). As a result of this amendment, cash collateral aggregating $111,000,000, was released to the joint venture partners in December 2010;

-	The Action, a time chartered-in Aframax, redelivered on October 24, 2010;
-	The Sabine, a chartered-in International Flag Aframax lightering vessel in which the Company had a residual value interest, was sold on December 10, 2010; and
-	In January 2011, OSG redelivered the Overseas Jacamar (Aframax), which had been chartered in, and the Aqua, a time-chartered Aframax in which the Company had a less than 100% ownership interest.

3	Liquidity is defined as cash plus short-term investments plus Capital Construction Fund plus availability under the Company’s secured and unsecured credit facilities.

4	Liquidity-adjusted debt is defined as long-term debt reduced by cash, short-term investments and the Capital Construction Fund.

Products

-
In October 2010, the Company finalized amendments to certain construction contracts, replacing contracts for two LR1s with scheduled delivery dates in 2011 with two crude Aframaxes slated to deliver in 2013. These amendments increased the Company's remaining construction commitments by less than $5 million, but deferred $70 million of construction commitments from 2011 into 2012 and 2013;

-	The 50,000 dwt newbuild Overseas Kythnos, which was initially chartered-in on a bareboat basis for five years, was purchased in October 2010 and the related charter was cancelled;
-	The Carina, a 47,000 dwt newbuild which is time chartered-in for eight years, delivered in November;
-	The Atlantic Grace, a 47,000 dwt 2008-built product carrier, delivered under a three-year time charter-in and joined the Clean Products International (CPI) commercial pool on February 12, 2011; and
-	In January 2011, OSG redelivered the Overseas Takamar (LR2), which had been chartered-in.

U.S. Flag

-
The Overseas Chinook delivered to OSG on December 17, 2010.  The vessel is being converted to a shuttle tanker and will commence a four-year time charter to Petrobras America, Inc. on May 1, 2011 to service Petrobras’s ultra-deepwater fields in the U.S. Gulf of Mexico;

-	On November 12, 2010, the Overseas Galena Bay was sold;
-	OSG’s last two U.S. Flag single hull tankers, the Overseas New Orleans and the Overseas Puget Sound, are under contract of sale with closings expected during the first half of 2011;
-	The OSG Honour/OSG 209 was broken out of layup in the fourth quarter as Jones Act products demand improved; and
-	As of December 31, 2010, three U.S. Flag vessels remained in layup, including the two tankers under contract of sale noted above.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the three months and fiscal year ended December 31, 2010 between spot and fixed charter rates and the related revenue days.  The Company has from time to time entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market.  These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings.  As of December 31, 2010, the Company had no synthetic time charters outstanding.  The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended December 31, 2010 totaled 9,582 compared with 8,950 in the same period a year earlier primarily due to net fleet additions in the International Products fleet.  Revenue days for the year ended December 31, 2010 totaled 37,038 compared with 37,899 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended Dec. 31, 2010			Three Months Ended Dec. 31, 2009
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC
Average TCE Rate	$17,044	$32,397		$23,876	$42,419
Number of Revenue Days	1,303	30	1,333	318	910	1,228
Suezmax
Average TCE Rate	$20,273	$—		$25,274	$—
Number of Revenue Days	259	—	259	206	—	206
Aframax
Average TCE Rate	$10,887	$20,573		$11,196	$21,920
Number of Revenue Days	1,016	170	1,186	959	267	1,226
Aframax – Lightering 1
Average TCE Rate	$21,074	$—		$20,697	$—
Number of Revenue Days	632	—	632	870	—	870
Panamax 2
Average TCE Rate	$13,296	$17,150		$13,986	$23,156
Number of Revenue Days	460	368	828	459	368	827
Other Crude Oil Revenue Days1	252	—	252	92	—	92
Total Crude Oil Revenue Days	3,922	568	4,490	2,904	1,545	4,449
Business Unit – Refined Petroleum Products
LR2 3
Average TCE Rate	$5,231	$—		$—	$15,244
Number of Revenue Days	92	—	92	—	92	92
LR1
Average TCE Rate	$12,819	$7,741		$12,655	$—
Number of Revenue Days	225	18	243	368	—	368
MR
Average TCE Rate	$12,186	$19,769		$12,525	$21,077
Number of Revenue Days	2,206	777	2,983	1,279	1,077	2,356
Total Refined Products Revenue Days	2,523	795	3,318	1,647	1,169	2,816
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$—	$49,926		$12,909	$44,744
Number of Revenue Days	—	909	909	93	736	829
ATB
Average TCE Rate	$24,917	$—		$30,422	$32,104
Number of Revenue Days	446	—	446	344	151	495
Lightering
Average TCE Rate	$33,124	$—		$30,906	$—
Number of Revenue Days	251	—	251	269	—	269
Total U.S. Flag Revenue Days	697	909	1,606	706	887	1,593
Other Revenue Days	—	168	168	—	92	92
TOTAL REVENUE DAYS	7,142	2,440	9,582	5,257	3,693	8,950

1
Other Crude Oil revenue days includes the Company’s ULCC and, for the quarter ended December 31, 2010, two double-sided Aframaxes which had substantial idle time during such period, that were previously included in Aframax Lightering.

2	Includes one vessel performing a bareboat charter-out during the three months ended December 31, 2010 and 2009.
3	As of December 31, 2010, the Overseas Takamar was operating on a voyage that positioned it for redelivery in January 2011.

	Year Ended Dec. 31, 2010			Year Ended Dec. 31, 2009
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC
Average TCE Rate	$34,109	$43,415		$33,511	$41,959
Number of Revenue Days	4,653	552	5,205	1,866	3,342	5,208
Suezmax
Average TCE Rate	$26,085	$—		$26,174	$—
Number of Revenue Days	1,057	—	1,057	864	—	864
Aframax
Average TCE Rate	$15,971	$21,581		$16,693	$32,868
Number of Revenue Days	3,575	879	4,454	3,916	1,009	4,925
Aframax – Lightering1
Average TCE Rate	$21,185	$—		$24,013	$—
Number of Revenue Days	3,296	—	3,296	3,328	—	3,328
Panamax2
Average TCE Rate	$18,714	$17,755		$18,983	$25,424
Number of Revenue Days	1,819	1,456	3,275	2,257	1,604	3,861
Other Crude Oil Revenue Days1	707	—	707	364	—	364
Total Crude Oil Revenue Days	15,107	2,887	17,994	12,595	5,955	18,550
Business Unit – Refined Petroleum Products
LR2
Average TCE Rate	$11,333	$16,437		$22,476	$16,237
Number of Revenue Days	219	140	359	234	205	439
LR1
Average TCE Rate	$17,837	$7,741		$17,227	$19,094
Number of Revenue Days	987	18	1,005	1,378	282	1,660
MR
Average TCE Rate	$12,723	$20,759		$15,867	$20,148
Number of Revenue Days	7,637	3,360	10,997	4,879	5,542	10,421
Total Refined Pet. Products Revenue Days	8,843	3,518	12,361	6,491	6,029	12,520
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$13,479	$48,693		$27,662	$43,264
Number of Revenue Days	91	3,123	3,214	264	2,927	3,191
ATB
Average TCE Rate	$22,955	$33,500		$28,946	$32,113
Number of Revenue Days	1,537	229	1,766	1,505	693	2,198
Lightering
Average TCE Rate	$28,989	$—		$29,726	$—
Number of Revenue Days	1,150	—	1,150	1,075	—	1,075
Total U.S. Flag Revenue Days	2,778	3,352	6,130	2,844	3,620	6,464
Other – Number of Revenue Days	—	553	553	—	365	365
TOTAL REVENUE DAYS	26,728	10,310	37,038	21,930	15,969	37,899

1
Other Crude Oil revenue days includes the Company’s ULCC and, for the year ended December 31, 2010  two double-sided Aframaxes for the third and fourth quarters of 2010, which had substantial idle time during such periods, that were previously included in Aframax Lightering.

2	Includes one vessel performing a bareboat charter-out during the twelve months ended December 31, 2010 and 2009.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Fiscal Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Shipping Revenues:
Pool revenues	$54,826	$78,126	$355,915	$398,321
Time and bareboat charter revenues	71,553	74,958	276,636	325,590
Voyage charter revenues	105,646	89,498	413,059	369,707
Total Shipping Revenues	232,025	242,582	1,045,610	1,093,618
Operating Expenses:
Voyage expenses	48,828	38,433	192,332	140,997
Vessel expenses	69,506	73,801	265,251	283,952
Charter hire expenses	99,354	86,790	369,667	396,232
Depreciation and amortization	43,337	42,656	170,670	172,404
General and administrative	24,031	36,392	100,424	121,112
Severance and relocation costs	-	-	-	2,317
Shipyard contract termination costs (recoveries)	(1,434)	(114)	(2,061)	26,960
(Gain) / loss on disposal of vessels, net of impairments	(651)	639	28,622	(127,486)
Total Operating Expenses	282,971	278,597	1,124,905	1,016,488
(Loss) / Income from Vessel Operations	(50,946)	(36,015)	(79,295)	77,130
Equity in income / (loss) of affiliated companies	9,101	(5,295)	3,593	773
Operating (Loss) / Income	(41,845)	(41,310)	(75,702)	77,903
Other income	553	318	1,047	1,672
	(41,292)	(40,992)	(74,655)	79,575
Interest Expense	(17,819)	(11,917)	(67,044)	(45,125)
(Loss) / Income before l Income Taxes	(59,111)	(52,909)	(141,699)	34,450
Income Tax Benefit	3,832	30,544	7,456	36,697
Net (Loss) / Income	(55,279)	(22,365)	(134,243)	71,147
Less: Net (Income) / Loss Attributable to the Noncontrolling Interest	-	(797)	-	(977)
Net (Loss) /Income Attributable to Overseas Shipholding Group, Inc.	$(55,279)	$(23,162)	$(134,243)	$70,170
Weighted Average Number of Common Shares Outstanding:
Basic	30,155,214	26,864,381	29,498,127	26,863,958
Diluted	30,155,214	26,864,381	29,498,127	26,869,427
Per Share Amounts:
Basic net (loss) / income attributable to Overseas Shipholding Group, Inc.	$(1.83)	$(0.86)	$(4.55)	$2.61
Diluted net (loss) / income attributable to Overseas Shipholding Group, Inc.	$(1.83)	$(0.86)	$(4.55)	$2.61
Cash dividends declared	-	-	$1.75	$1.75

Consolidated Balance Sheets

($ in thousands)	Dec. 31, 2010	Dec. 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$253,649	$474,690
Short-term investments	20,047	50,000
Voyage receivables	160,993	146,311
Income taxes recoverable	67,980	72,415
Other receivables	31,631	27,725
Inventories	14,950	8,110
Prepaid expenses and other current assets	45,627	38,115
Total Current Assets	594,877	817,366
Capital Construction Fund	-	40,698
Restricted cash	-	7,945
Vessels and other property, including construction in progress of $806,818 and $859,307, less accumulated depreciation	3,195,383	2,942,233
Vessels held for sale	3,305	-
Deferred drydock expenditures, net	46,827	58,535
Total Vessels, Deferred Drydock and Other Property	3,245,515	3,000,768
Investments in affiliated companies	265,096	189,315
Intangible assets, less accumulated amortization	83,137	99,088
Goodwill	9,589	9,589
Other assets	42,889	43,672
Total Assets	$4,241,103	$4,208,441

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$129,178	$149,891
Current installments of long-term debt	44,607	33,202
Total Current Liabilities	173,785	183,093
Long-term debt	1,941,583	1,813,289
Deferred gain on sale and leaseback of vessels	40,876	82,500
Deferred income taxes and other liabilities	274,716	261,704
Total Liabilities	2,430,960	2,340,586
Equity
Overseas Shipholding Group, Inc.’s equity	1,810,143	1,867,855
Total Equity	1,810,143	1,867,855
Total Liabilities and Equity	$4,241,103	$4,208,441

Consolidated Statements of Cash Flows

($ in thousands)	Fiscal Year Ended Dec. 31,
	2010	2009	2008
Cash Flows from Operating Activities:
Net (loss)/income	$(134,243)	$71,147	$305,186
Items included in net (loss)/income not affecting cash flows:
Depreciation and amortization	170,670	172,404	189,163
Goodwill impairment charge	—	—	62,874
Loss on write-down of vessels	28,783	12,500	137,708
Amortization of deferred gain on sale and leasebacks	(41,624)	(44,946)	(47,971)
Amortization of debt discount and other deferred financing costs	4,081	1,983	4,624
Compensation relating to restricted stock and stock option grants	11,940	14,214	12,674
Deferred income tax provision/(benefit)	(10,176)	3,698	(26,136)
Unrealized gains on forward freight agreements and bunker swaps	(345)	(460)	(2,137)
Undistributed earnings of affiliated companies	7,388	18,445	(6,445)
Deferred payment obligations on charters-in	4,931	4,644	3,732
Other—net	5,717	8,966	4,272
Items included in net (loss)/income related to investing and financing activities:
Loss on sale or write-down of securities and other investments—net	753	3,287	1,284
Gain on disposal of vessels and shipyard contract termination costs – net	(2,222)	(139,986)	(77,970)
Payments for drydocking	(20,015)	(30,125)	(53,560)
Changes in operating assets and liabilities:
Decrease/(increase) in receivables	(18,586)	84,821	(16,043)
Net change in prepaid items and accounts payable, accrued expenses and other current liabilities	(34,766)	37,529	(114,918)
Net cash (used in)/provided by operating activities	(27,714)	218,121	376,337
Cash Flows from Investing Activities:
Short-term investments	(20,048)	(50,000)	—
Disposal of short-term investments	50,000	—	—
Purchases of marketable securities	—	—	(15,112)
Proceeds from sale of marketable securities	253	159	7,208
Expenditures for vessels	(421,363)	(595,086)	(608,271)
Withdrawals from Capital Construction Fund	40,727	8,265	105,700
Proceeds from disposal of vessels	14,888	300,894	461,872
Expenditures for other property	(2,656)	(4,247)	(10,809)
Investments in and advances to affiliated companies	(126,904)	(107,690)	(37,871)
Distributions from affiliated companies	25,823	93,203	20,148
Shipyard contract termination payments	(1,973)	(20,452)	—
Other—net	1,592	2,188	113
Net cash used in investing activities	(439,661)	(372,766)	(77,022)
Cash Flows from Financing Activities:
Purchase of OSG America L.P. units	—	(71,792)	(2,802)
Issuance of common stock, net of issuance costs	158,266	—	—
Decrease/(increase) in restricted cash	7,945	(7,945)	—
Purchases of treasury stock	(1,718)	(1,514)	(258,747)
Issuance of debt, net of issuance costs	643,080	558,156	77,812
Payments on debt and obligations under capital leases	(510,049)	(135,136)	(220,165)
Cash dividends paid	(51,884)	(47,128)	(44,856)
Issuance of common stock upon exercise of stock options	1,054	580	970
Distributions from subsidiaries to noncontrolling interest owners	—	(7,880)	(9,660)
Other—net	—	(1,615)	(678)
Net cash provided by/(used in) financing activities	246,334	285,726	(458,126)
Net increase/(decrease) in cash and cash equivalents	(221,041)	131,081	(158,811)
Cash and cash equivalents at beginning of year	474,690	343,609	502,420
Cash and cash equivalents at end of year	$253,649	$474,690	$343,609

Fleet Information
As of December 31, 2010, OSG’s owned and operated fleet totaled 111 International Flag and U.S. Flag vessels compared with 106 at December 31, 2009. Fifty-seven percent, or 63 vessels, were owned as of December 31, 2010, with the remaining vessels bareboat or time chartered-in.  Adjusted for OSG’s participation interest in joint ventures, the operating fleet totaled 107.0 vessels.  OSG’s newbuild program totaled 11 vessels (nine owned and two chartered-in) across its crude oil, product and U.S. Flag lines of business.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Dec. 31, 2010
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	9	9.0	6	6.0	15	15.0	4,727,398
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	6	5.5	12	11.5	1,344,470
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	4	3.5	6	5.5	563,663
International Flag Crude Tankers	28	27.0	18	17.0	46	44.0	8,443,411

LR2	—	—	1	1.0	1	1.0	104,024
LR1	2	2.0	2	2.0	4	4.0	297,374
MR (1)	14	14.0	18	18.0	32	32.0	1,531,960
International Flag Product Carriers	16	16.0	21	21.0	37	37.0	1,933,358
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	45	44.0	39	38.0	84	82.0	10,392,870

Handysize Product Carriers (2,3)	4	4.0	9	9.0	13	13.0	608,623
Clean ATBs (2)	6	6.0	—	—	6	6.0	173,702
Lightering ATBs	4	4.0	—	—	4	4.0	151,980
Total U.S. Flag Operating Fleet	14	14.0	9	9.0	23	23.0	934,305

LNG Fleet	4	2.0	—	—	4	2.0	864,800cbm
Total Operating Fleet	63	60.0	48	47.0	111	107.0	11,327,175 864,800cbm
Newbuild/Conversion Fleet

International Flag
VLCC	2	2.0	—	—	2	2.0	596,000
Aframax	2	2.0	—	—	2	2.0	226,000
LR1	2	2.0	—	—	2	2.0	147,000
MR	2	2.0	—	—	2	2.0	100,000
Chemical Tankers	—	—	1	1.0	1	1.0	19,900
U.S. Flag
Product Carriers	—	—	1	1.0	1	1.0	46,815
Lightering ATBs	1	1.0	—	—	1	1.0	45,556
Total Newbuild Fleet	9	9.0	2	2.0	11	11.0	1,181,271
Total Operating & Newbuild Fleet	72	69.0	50	49.0	122	118.0	12,508,446 864,800 cbm

1	Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carriers segment
2	Includes the Overseas New Orleans, the Overseas Puget Sound and the OSG 214, which were in lay up at December 31, 2010
3	Includes one shuttle tanker, the Overseas Cascade, and the Overseas Chinook, which was undergoing conversion to a shuttle tanker at December 31, 2010

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2010	2009	2010	2009
Time charter equivalent revenues	$183,197	$204,149	$853,278	$952,621
Add: Voyage Expenses	48,828	38,433	192,332	140,997
Shipping revenues	$232,025	$242,582	$1,045,610	$1,093,618

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures
The following table presents information with respect to OSG’s capital expenditures for the three months and fiscal year ended December 31, 2010 and 2009:

	Three Months Ended Dec. 31,			Fiscal Year Ended Dec. 31,
($ in thousands)	2010		2009	2010		2009
Expenditures for vessels	$181,133		$232,538	$421,363		$595,086
Investments in and advances to affiliated companies	(40,742	)1	23,269	126,904	1	107,690
Payments for drydockings	5,937		5,535	20,015		30,125
	$146,328		$261,342	$568,282		$732,901

1 Reflects the return of cash collateral in the amount of $55 million that was advanced to the joint venture in January 2010

Appendix 3 – First Quarter 2011 TCE Rates
The Company has achieved the following average estimated TCE rates for the first quarter of 2011 for the percentage of days booked for vessels operating through February 17, 2011. The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		First Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 2/17/11	Open as of 2/17/11	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$21,000	929	346	1,275	73%
Suezmax – Spot	$20,000	198	89	287	69%
Aframax – Spot	$14,000	547	370	917	60%
Aframax – Time	$22,500	169	—	169	100%
Aframax Lightering 1	$27,000	376	190	566	66%
Panamax – Spot	$23,500	240	205	445	54%
Panamax – Time	$17,500	360	—	360	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$25,000	137	149	286	49%
LR1 – Fixed	$10,500	59	—	59	100%
MR – Spot	$13,000	1,558	1,027	2,585	60%
MR– Time	$18,000	332	—	332	100%
Business Unit – U.S. Flag
Product Carrier – Time	$50,000	891	—	891	100%
ATB – Spot	$27,500	364	141	505	72%

1	Excludes one double-sided Aframax that had substantial idle time in the fourth quarter of 2010.

Appendix 4 – 2011 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for 2011 as of February 17, 2011.

	Fixed Rates and Revenue Days as of 2/17/11
	Q2 2011	Q3 2011	Q4 2011
Business Unit – Crude Oil
Aframax
Average TCE Rate	$22,000	$22,000	$20,000
Number of Revenue Days	166	110	7
Panamax1
Average TCE Rate	$18,000	$18,500	$18,500
Number of Revenue Days	326	274	211
Business Unit – Refined Petroleum Products
MR
Average TCE Rate	$14,500	$14,000	$13,000
Number of Revenue Days	182	159	92
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$52,000	$53,500	$53,500
Number of Revenue Days	900	917	825

1	Includes one vessel on bareboat charter.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-8416 (domestic) and (480) 629-9808 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations/Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone through March 7, 2011; the number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4403846.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the first quarter of 2011 and estimated TCE rates for the second, third and fourth quarters of 2011, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2009 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  John F. Collins, Jr., Vice President Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.